June 10, 2019

Manavendra Sial
15223 Brightfield Manor Drive
Chesterfield, MO 63017

Dear Manavendra,

Pursuant to our discussions with you, we will provide the following:

1.
Limited Acceleration of Vesting. SunPower Corporation (“SunPower” or “we”) will provide limited acceleration of vesting of outstanding restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”) that are scheduled to vest by 2020, if you are terminated without Cause (as defined in your employment agreement effective as of May 2, 2018 (“Employment Agreement”)) prior to December 5, 2020. The awards subject to accelerated vesting are listed in the table below.

Award ID	Award Date	Award Type	# of Units	Vest Date
RSU-45898	12/14/2018	RSU	80,000	12/5/2019
PSU-45914	2/12/2019	PSU	20,000	3/1/2020
RSU-45908	2/12/2019	RSU	20,000	3/1/2020
RSU-N43351	5/18/2018	RSU	25,000	5/5/2020
RSU-45898	12/14/2018	RSU	80,000	12/5/2020

2.
Relocation Assistance. In order to assist you with your relocation to San Jose, California, we will provide you with relocation benefits consistent with SunPower’s U.S. Relocation Policy – Vice President and Above, except as set forth in this paragraph. We will cap the home purchase value to a maximum of USD $2.5 million, provide you with a miscellaneous relocation allowance of $25,000 (not subject to tax gross-up), and provide you with temporary housing for 30 days. To be eligible for all the benefits of the relocation program, you must work with the designated relocation partner approved service providers. In the event of your voluntary or involuntary termination for Cause before December 31, 2020, you will be required to repay relocation assistance payments as follows: such relocation assistance payments shall vest in equal monthly installments between July 1, 2019 and December 31, 2020 and, if terminated as described above, you (i) will repay any unvested payments already made and (ii) will not be entitled to receive any future payments. Notwithstanding the foregoing, the relocation assistance payments shall not exceed $300,000 in the aggregate.

Your signature on this letter will evidence your agreement with the terms and conditions set forth herein. In accepting this agreement, you give assurance that you have not relied on any agreements or representations, express or implied, with respect to this offer that are not set forth expressly in this letter. Nothing in this letter changes other terms and conditions included in your RSU and PSU award agreements or Employment Agreement, including without limitation the at-will nature of your employment.

Sincerely,

/s/ Doug Richards
Doug Richards
EVP, Administration
SunPower Corporation

I accept the offer of accelerated vesting and relocation assistance set forth above:

Signature: /s/ MANAVENDRA S. SIAL     Date: July 1, 2019
Manavendra Sial